Exhibit 99.1

99¢ ONLY STORES® ANNOUNCES PRELIMINARY FINANCIAL GUIDANCE FOR THE FIRST QUARTER ENDED JUNE 30, 2006 AND UPDATES TIMING FOR FILING OF ITS 2006 FORM 10-K AND FIRST QUARTER FORM 10-Q

CITY OF COMMERCE, CA - August 11, 2006 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) has announced preliminary financial guidance for the first quarter of its new fiscal year, which ended June 30, 2006, and announced that it plans to file its 2006 Form 10-K and Form 10-Q for such quarter within the next two weeks.

For the quarter ended June 30, 2006, net sales increased $18.9 million or 7.7%, to $263.6 million compared to $244.7 million for the three months ended June 30, 2005. Based on preliminary results, the Company anticipates net income for the quarter ended June 30, 2006 to be approximately $0.01 per share, which is in line with previous guidance regarding net income for the quarter ended March 31, 2006, compared to net income for the quarter ended June 30, 2005 of $0.07 per share. The decrease in net income compared to the quarter ended June 30, 2005 is primarily due to a $4.2 million gain in the June 30, 2005 quarter from the sale of a store caused by eminent domain proceedings, $2.4 million in increased expenses in the June 30, 2006 period for consulting fees associated with Sarbanes-Oxley requirements, and $1.0 million in increased expenses in the June 30, 2006 period for expensing of stock option compensation under new accounting rules. Remaining changes were made up of smaller increases and decreases in other items.

The Company has not yet filed its Form 10-K for the fiscal year ended March 31, 2006 because the Company is updating its financial statements to account for recent events which must be applied with hindsight to those statements, and the Company and its independent registered public accounting firm are still completing audit procedures regarding these year-end financial statements. The Company is not able to file its Form 10-Q for the quarter ended June 30, 2006 until the Form 10-K is filed and quarterly review procedures are completed. The Company anticipates that these procedures can be completed within the next two weeks, and prior to the filing will announce the filing date and the time and number for an investor conference call.

Eric Schiffer, CEO of the Company, said, "For the quarter ended June 30, 2006, we had a healthy increase in our sales, and our gross margin stabilized. We are almost finished with the major effort to become current in our SEC filings and are excited about focusing our team’s efforts fully on the coming holiday season. Our operating margins continued under pressure in the June quarter due to the interim costs of building management infrastructure and efforts to meet Sarbanes-Oxley requirements as well as the resulting diversion of management from day-to-day operations. We are moving forward on short and long term projects to increase sales, reduce costs, and improve inventory management and ultimately earnings per share.

“We look forward to discussing the results of our operations, including progress and plans during our conference call which will be held as soon as we complete the anticipated filings.”

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99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 239 retail stores in California, Texas, Arizona and Nevada, and also operates a wholesale division called Bargain Wholesale. 99¢ Only Stores® emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores, where nothing is ever over 99¢.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the anticipated results for the quarters ended March 31, 2006 and June 30, 2006, the timing of filing of the Company’s Form 10-K for 2006 and Form 10-Q for the quarter ended June 30 , 2006, anticipated future reductions in costs and improvements in results of operations, and expected general improvements in operations. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section - “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99 Cents Only Stores ® news releases and information available on the World Wide Web at http://www.99only.com. Contact Rob Kautz, EVP & CFO, 323-881-1293.